Exhibit 99.1

         Kopin Reports First Quarter 2006 Financial Results;
  Quarter Highlighted by Strong Demand for Company's High-Performance
                 Transistors for Advanced Cell Phones

    TAUNTON, Mass.--(BUSINESS WIRE)--May 9, 2006--Kopin Corporation (NASDAQ:KOPN) today announced financial results for the first quarter ended April 1, 2006.

    -- Revenue was $18.7 million, at the high end of the Company's guidance of $17 million to $19 million. Kopin reported revenue of $18.9 million in the first quarter of 2005 and $24.9 million in the fourth quarter of 2005.

    -- The Company's net income was $78,000, or $0.00 per diluted share, compared with net income of $1.2 million, or $0.02 per diluted share, for the first quarter of 2005 and net income of $3.7 million, or $0.05 per diluted share, for the fourth quarter of 2005. Financial results for the first quarter of 2006 include a charge of $435,000, or $0.01 per diluted share, in stock-based compensation expense, reflecting the Company's adoption, effective January 1, 2006, of Statement of Financial Accounting Standards ("SFAS") No. 123R Share-Based Payments.

    -- III-V revenue was $12.8 million, compared with $9.4 million in the first quarter of 2005 and $13.5 million in the fourth quarter of 2005. III-V revenue for the first quarter of 2006 included $850,000 as final payment under the Company's joint venture agreement with KoBrite.

    -- CyberDisplay(TM) revenue was $5.9 million versus $9.5 million in the year-ago period and $11.4 million in the fourth quarter of 2005.

    -- Cash and marketable securities as of April 1, 2006 totaled $117 million and the Company continues to have no long-term debt.

    -- During the first quarter of 2006, Kopin repurchased 480,000 shares under its stock buyback program.

    "Growing demand for our heterojunction bipolar transistor drove a 37% year-over-year increase in III-V revenue," said Dr. John C.C. Fan, Kopin's chairman and chief executive officer. "In our display business, as expected, we began a transition from the low-end camcorder viewfinder market to product categories with higher margins and strong growth potential, including military systems and video eyewear products."

    III-V Business

    "The wireless handset market is growing at about 15%, driven by demand for advanced cell phones in established markets and the rapid adoption of cell phones in developing countries," Dr. Fan said. "Multiple power amplifiers are needed to handle the advanced features and functions of these phones, further increasing the demand for our HBT wafers.
    "Based on strong orders from our integrated circuit partners, we have begun implementing our strategy to increase HBT capacity by more than 50% over the next 24 months. We are accomplishing this increase by installing new equipment at Kopin, qualifying KTC - our licensed HBT original equipment manufacturer in Taiwan - and further improving operational efficiency," Dr. Fan said. "With an estimated 80% of the worldwide merchant HBT market, Kopin has the dominant capacity, performance and brand in the industry. Our HBT product line has entered a growth phase that we believe will only extend our position as the market leader."

    Display Business

    "In our display business, during the 2006 first quarter we commenced volume shipments of our displays for the new generation of thermal weapons sights being developed with our partners under a multi-year contract for the U.S. Army," Dr. Fan said. "We also continued to make strides in our multi-year program for the Army's Enhanced Night Vision Goggle system, working closely with our partner to move those systems toward production.
    "On the consumer side of our display business, we see strong interest and activity in video eyewear," Dr. Fan said. "We are fielding inquires from a diverse range of companies, including content and service providers, that are aggressively exploring the potential of mobile video for their business.
    "In addition, just this week, we announced that The Sharper Image, a large U.S. retail company, will begin to market Icuiti's DV920 Video Eyewear powered by Kopin's microdisplays," Dr. Fan said. "We expect a number of similar eyewear-related announcements as the 2006 holiday season approaches and the mobile video market continues to accelerate.
    "The Mobile Video market is beginning to take shape as companies throughout the world launch an expanding portfolio of content and devices," Dr. Fan said. "By our estimate, about 50,000 eyewear units were sold industry-wide in 2005, with Kopin commanding approximately 80% of the market. This year, we believe sales could increase to as many as 200,000 to 300,000 units, and again we expect Kopin displays to be integrated into a large percentage of these products. Kopin's display technology is enabling the development of eyewear products that are smaller, lighter, sleeker and less expensive for consumers."

    Business Outlook

    Commenting on Kopin's business outlook, Dr. Fan said, "For the second quarter of 2006, we expect total revenue to be in the range of $18.5 million to $20.5 million, with continuing strength from our HBT products, while in our display business we expect to see continued progress in the military and consumer electronics markets."

    First-Quarter Conference Call

    Kopin will provide a live audio webcast of its first-quarter conference call for investors at 5:00 p.m. ET today, May 9, 2006. Investors who want to hear the call should log on to the Investor Relations section of Kopin's website, www.kopin.com, at least 15 minutes prior to the event's broadcast. An archived version of the call will be available on Kopin's website.
    To participate in the call, please dial (888) 349-5690 or (706) 643-3945 five minutes prior to the call. Please refer to conference ID 7999937. For those unable to join the live conference call, a replay will be available two hours after the conclusion of the call for one week at (800) 642-1687 or (706) 645-9291 (conference ID 7999937).

    About Kopin

    Kopin Corporation produces lightweight, power-efficient, ultra-small liquid crystal displays and heterojunction bipolar transistors (HBTs) that are revolutionizing the way people around the world see, hear and communicate. Kopin already has shipped more than 20 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's unique HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and HBT technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

    Safe Harbor Statement

    Statements in this news release may be considered "forward-looking" statements under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to: future demand for the Company's HBT wafers; Kopin's plan to increase HBT capacity by more than 50% over the next 24 months through the installation of new equipment, the qualification of KTC and further improvement to operational efficiency; the Company's belief that its HBT product line has entered a growth phase that will extend its position as the market leader; future prospects related to the production of thermal weapons sights and Enhanced Night Vision Goggle systems; future prospects related to video eyewear; the expectation of further eyewear-related announcements in 2006; growth of the mobile video market; estimates related to the Company's share of the video eyewear market and the expectation that 200,000 to 300,000 units could be sold in 2006; Kopin's belief that its technology will be incorporated into a large percentage of video eyewear products; the Company's forecast for total revenue of between $18.5 million and $20.5 million in the second quarter of 2006; the expectation for continued strength from HBT products and, in the Company's display business, for continued progress from the military and consumer electronics markets. These statements involve a number of risks and uncertainties that could materially affect future results. These risk factors include, but are not limited to: technical, manufacturing, marketing or other issues that may prevent either the adoption or rapid acceptance of products; competitive products and pricing; the risk that new product initiatives and other research and development efforts may not be successful; the loss of significant customers; the potential that costs to produce the Company's microdisplay and HBT products will increase significantly, or that yields will decline; the potential that military programs involving Kopin's products will be delayed or cancelled; the potential that the Company's military and commercial customers might be unable to ramp production volumes of their products; market acceptance of video eyewear products; manufacturing delays, technical issues, economic conditions or external factors that may prevent the Company from achieving its financial guidance; and other risk factors and cautionary statements listed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. These include, but are not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2005.

    CyberDisplay and The NanoSemiconductor Company are trademarks of Kopin Corporation.

    Kopin - The NanoSemiconductor Company(TM)

    The Company's condensed consolidated statement of operations and balance sheet are attached.


                           Kopin Corporation
            Condensed Consolidated Statements of Operations
                              (Unaudited)

                                                 Three Months Ended
                                              ------------------------

                                                April 1,   March 26,
                                                 2006        2005
                                              ------------------------

Revenues:
     Product revenues                         $16,945,935 $17,265,298
     Research and development revenues          1,743,927   1,638,634
                                              ------------------------
                                               18,689,862  18,903,932
Expenses:
     Cost of product revenues                  12,916,305  10,903,669
     Research and development                   2,897,460   3,399,331
     Selling, general and administrative        3,567,437   3,263,590
     Asset impairment                                   -     517,902
                                              ------------------------
                                               19,381,202  18,084,492
                                              ------------------------

(Loss) income from operations                    (691,340)    819,440
Other income and (expense):
     Interest and other income                  1,179,029     779,613
     Interest and other expense                  (348,696)   (202,168)
                                              ------------------------
                                                  830,333     577,445
                                              ------------------------

Income before minority interest, income taxes
 and equity losses in unconsolidated affiliates   138,993   1,396,885

Minority interest in (loss) income of
 subsidiary                                       168,810     (43,947)
                                              ------------------------

Income before income taxes and equity losses
 in unconsolidated affiliates                     307,803   1,352,938


Benefit (provision) for income taxes               42,000     (32,240)
                                              ------------------------

Income before equity losses in unconsolidated
 affiliates                                       349,803   1,320,698

Equity losses in unconsolidated affiliates       (271,723)   (149,508)
                                              ------------------------

Net income                                        $78,080  $1,171,190
                                              ========================

Net income per share:
     Basic                                          $0.00       $0.02
                                              ========================
     Diluted                                        $0.00       $0.02
                                              ========================

Weighted average number of common shares
 outstanding:
     Basic                                     68,783,066  70,038,749
                                              ========================
     Diluted                                   69,425,636  70,244,593
                                              ========================


                          Kopin Corporation
                Condensed Consolidated Balance Sheets
                              (Unaudited)

                                              April 1,   December 31,
                                                2006         2005
                                            --------------------------
ASSETS
Current assets:
    Cash and marketable securities          $117,521,621 $119,756,865
    Accounts receivable, net                  13,305,841   13,014,815
    Inventory                                  8,373,985    9,256,739
    Prepaid and other current assets           2,121,615    1,900,479
                                            --------------------------

Total current assets                         141,323,062  143,928,898

Equipment and improvements, net               13,071,949   11,250,453
Other assets                                  12,284,189   11,152,666
                                            --------------------------

Total assets                                $166,679,200 $166,332,017
                                            ==========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                          $9,332,154   $8,334,282
    Accrued expenses                           4,966,265    5,378,640
    Billings in excess of revenue earned       1,031,517    1,080,810
                                            --------------------------

Total current liabilities                     15,329,936   14,793,732

Lease commitments                                748,050      740,000
Minority interest                              4,349,518    4,337,925
Stockholders' equity                         146,251,696  146,460,360
                                            --------------------------

Total liabilities and stockholders' equity  $166,679,200 $166,332,017
                                            ==========================

    CONTACT: Kopin Corporation
             Richard Sneider, 508-824-6696
             Chief Financial Officer
             rsneider@kopin.com
             or
             Sharon Merrill Associates, Inc.
             Scott Solomon, 617-542-5300
             Vice President
             ssolomon@investorrelations.com